OWEN M. NACCARATO, Esq.

Naccarato & Associates

18881 Von Karman Ave., Suite 1440

Irvine, CA 92612

Office: (949) 851-9261 Facsimile: (949) 851-9262

May 5, 2015

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: Solaris Power Cells Corporation

Ladies and Gentlemen:

This office represents Solaris Power Cells Corporation, a Nevada corporation (the “Registrant”) in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of a total of 3,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Consulting Agreement, dated March 18, 2015 (the “Registered Securities”). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

In rendering this opinion, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Owen Naccarato, Esq.
Naccarato & Associates